SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material under Rule 14a-12.

WAYNE HUMMER INVESTMENT TRUST

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

For Internal Use Only

To: All Wayne Hummer Investments LLC Financial Advisors

From: Jim Duca, President and CEO Wayne Hummer Asset Management Company

Date: March 3, 2006

Your clients should be receiving proxies relating to the proposed merger of the Wayne Hummer Growth Fund into the Federated Kaufmann Fund very soon.

A day or so after receiving the proxy, they should also be receiving the attached letter and accompanying sales materials relating to the Kaufmann Fund. These materials were distributed by Federated in the meeting held last week and additional materials are available through Jean Maurice.

Please actively encourage your clients to return their proxy ballots. The Board of the Growth Fund, including all independent trustees, voted unanimously in favor of this proposal and believes that this proposal is in the best interest of shareholders, thus we encourage you to counsel your clients to vote in favor of the proposal.

It is very important that we get proxies representing a majority of the Growth Fund’s shares returned prior to the shareholders meeting scheduled for March 24. If we do not have a quorum voting at that meeting, we will have to adjourn the meeting until some time in the second quarter. Since the Growth Fund’s fiscal year ends on March 31, a closing in the 1st quarter would avoid significant fund expenses associated with its operating in a new fiscal year.

You should be aware that shortly after we filed this transaction with the SEC, Morningstar issued a brief report that was critical of the transaction based on Kaufmann’s higher level of fund expenses. A few clients have inquired about Morningstar’s commentary. Unfortunately, Morningstar did not comment about the Kaufmann Fund’s superior performance over 1, 3, 5, and 10 year periods when compared with the Wayne Hummer Growth Fund. We believe that the Kaufmann Fund’s performance record speaks for itself and more than compensates clients for a higher level of operating expense.

A comparison of these performance records is provided below. Please let me or Jean Maurice know if we can be of any help for you or your clients during the proxy solicitation process or if there is anything we can do to support your efforts.

Average Annual Total Returns for Years Ended December 31, 2005
(at net asset value)
	1 Year	3 Years	5 Years	10 Years
Wayne Hummer Growth Fund	-1.63%	13.30%	2.23%	9.78%
Federated Kaufmann Fund: Class A	10.84%	22.49%	9.26%	11.39%

Russell Mid-Cap Index	12.65%	23.79%	8.45%	12.49%
S&P 500 Index	4.91%	14.38%	0.52%	9.04%
Russell Mid-Cap Growth Index	12.10%	22.70%	1.38%	9.27%
Lipper Mid-Cap Growth Index	9.79%	18.78%	-0.48%	8.05%

Performance data quoted represents past performance which is no guarantee of future results. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost.

Mutual fund performance changes over time and current performance may be lower or higher than what is stated. To view performance current to the most recent month-end, please visit federatedinvestors.com and whummer.com.

Total returns do not reflect the maximum sales charges of 5.5% for Class A Shares for the Federated Kaufmann Fund nor do they reflect the 2% sales charge for the Wayne Hummer Growth Fund. See the prospectus for other fees and expenses that apply to a continued investment in the fund.